UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    O'Toole,                         Terence             M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    Western Wireless Corporation
    (WWCA)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

    May/2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |            |        |   |               |     |          |     1,576    |    D    |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      7,500    | D   |  $3.9300 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      5,000    | D   |  $3.9400 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      6,000    | D   |  $3.9700 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |     40,850    | D   |  $3.9800 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      1,500    | D   |  $3.9850 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |     18,500    | D   |  $3.9900 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |     33,750    | D   |  $4.0000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      2,500    | D   |  $4.0100 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      8,000    | D   |  $4.0200 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |     15,000    | D   |  $4.0500 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      9,400    | D   |  $4.0650 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/24/02   |   S    |   |      2,000    | D   |  $4.0800 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     12,000    | D   |  $3.6000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     12,500    | D   |  $3.6100 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     10,000    | D   |  $3.6300 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     18,500    | D   |  $3.6500 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      3,000    | D   |  $3.6650 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     10,000    | D   |  $3.6700 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      2,000    | D   |  $3.6750 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     24,000    | D   |  $3.6900 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      3,000    | D   |  $3.7050 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      5,000    | D   |  $3.7100 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     10,000    | D   |  $3.7500 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     10,000    | D   |  $3.8000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |     10,000    | D   |  $3.8600 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      5,000    | D   |  $3.9600 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      5,000    | D   |  $4.0200 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      5,000    | D   |  $4.0500 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/28/02   |   S    |   |      5,000    | D   |  $4.0800 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |      5,000    | D   |  $3.5700 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     30,000    | D   |  $3.5900 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     18,700    | D   |  $3.6000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     10,000    | D   |  $3.6100 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     31,300    | D   |  $3.6200 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |      5,000    | D   |  $3.6300 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     20,000    | D   |  $3.6600 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     10,000    | D   |  $3.6800 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |     15,000    | D   |  $3.6900 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/29/02   |   S    |   |      5,000    | D   |  $3.7000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.3600 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.3700 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.4000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.4100 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |        390    | D   |  $3.4900 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |     10,000    | D   |  $3.5100 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.5300 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.5700 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      8,000    | D   |  $3.6000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |     16,610    | D   |  $3.6200 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.6300 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.6400 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |     20,200    | D   |  $3.7000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.7200 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |     12,000    | D   |  $3.7300 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |     10,000    | D   |  $3.7500 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.7600 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |     10,000    | D   |  $3.7800 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      5,000    | D   |  $3.7850 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/30/02   |   S    |   |      7,800    | D   |  $3.8000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |      7,500    | D   |  $3.6000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |     10,000    | D   |  $3.6400 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |     44,800    | D   |  $3.6600 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |     22,500    | D   |  $3.6700 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |     40,000    | D   |  $3.6800 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |        200    | D   |  $3.6900 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |     20,000    | D   |  $3.7000 |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |  5/31/02   |   S    |   |      5,000    | D   |  $3.7500 |   328,473    |    I    |   01,02  |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |       |              |                 |                       |        |9.       |10.   |      |
               |        |        |       |              |                 |                       |        |Number   |Owner-|      |
               |        |        |       |              |                 |                       |        |of       |ship  |      |
               |2.      |        |       |              |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |       |5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |       |Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |       |Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.     |Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans- |Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action |or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code   |of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr |(Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)     |4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------ |------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code |V|  (A)  | (D)  |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |        |        |     | |       |      |        |        |Class A      |         |        |         |      |      |
(right to buy) |$39.1875| 1/1/02 |  A  |V| 1,500 |      |   03   |1/1/12  |Common Stock |  1,500  |        |   1,500 | 01,03| 01,03|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |        |        |     | |       |      |        |        |Class A      |         |        |         |      |      |
(right to buy) |$9.95   |        |     | |       |      |   04   |12/31/09|Common Stock |  1,069  |        |   1,069 | 01,04| 01,04|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |        |        |     | |       |      |        |        |Class A      |         |        |         |      |      |
(right to buy) |$8.125  |        |     | |       |      | Immed. |1/1/08  |Common Stock |    250  |        |   250   | 01,05| 01,05|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |        |        |     | |       |      |        |        |Class A      |         |        |         |      |      |
(right to buy) |$8.125  |        |     | |       |      |   06   |1/1/08  |Common Stock |    802  |        |   802   | 01,06| 01,06|
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any.

02: The securities reported herein as indirectly sold were sold and were beneficially owned directly by GS Group. These sales were made pursuant to a sales plan under Rule 10b5-1 of the Securities Exchange Act of 1934.

Goldman Sachs beneficially owns directly and GS Group may be deemed to beneficially own indirectly 900 shares of Class A Common Stock ("Common Stock"). GS Group beneficially owns directly 327,573 shares of Common Stock.

03: These options were granted under the Western Wireless Corporation 1994 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. These options were 40% vested as of the date of grant, with the remaining 60% vesting in three equal annual installments, this first installment vesting on January 1, 2003.

04: These options were granted under the Western Wireless Corporation 1994 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. The options are exercisable in four equal annual installments, beginning January 1, 2000.

05: These options were granted under the Western Wireless Corporation 1994 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group.

06: These options were granted under the Western Wireless Corporation 1994 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. These options become exercisable in 33% increments in 3 annual installments, beginning January 1, 2000.



By:  s/ Hans L. Reich                                           June 7, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                               Date
              Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.